EXHIBIT 21.1

SUBSIDIAIRES OF UMATRIN HOLDING LIMITED

Name	Place of Incorporation	Percent Owned
U Matrin Worldwide SDN BHD	Malaysia	80% owned by Umatrin Holding Limited